UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 30, 2009

SPANSION INC.

(Exact name of registrant as specified in its charter)

State of Delaware	0-51666	20-3898239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices, including zip code)

(408) 962-2500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Chief Executive Officer

On January 30, 2009, Dr. Bertrand Cambou resigned as the President and Chief Executive Officer of Spansion Inc. (the “Company”) and as a member of the Company’s Board of Directors (the “Board”), effective as of February 2, 2009. On February 4, 2009, Dr. Cambou entered into a Severance and Consulting Agreement with Spansion, pursuant to which Dr. Cambou will receive a severance package that includes a lump-sum payment equal to one year of Dr. Cambou’s base salary ($751,274.94) plus the Company’s reimbursement of out-of-pocket expenses incurred by Dr. Cambou in connection with the preparation of his 2008 tax returns. Under his Severance and Consulting Agreement, Dr. Cambou will provide transition services to the Company on a consultant basis for a four month period, and will be paid at a monthly rate equal to fifty percent (50%) of his monthly base salary. Pursuant to the agreement, Dr. Cambou has released any and all claims against the Company.

Appointment of Interim President

On February 2, 2009, the Board appointed Dr. Boaz Eitan, 60, as the Company’s Interim President, effective immediately. Dr. Eitan served in such position until the appointment of John Kispert as the Company’s President and Chief Executive Officer effective February 3, 2009, as described in further detail below. A copy of the press release naming Dr. Eitan as Interim President is attached hereto as Exhibit 99.1.

Dr. Eitan has served as the Company’s Executive Vice President and the Chief Executive Officer of Saifun Semiconductors Ltd., a wholly owned subsidiary of the Company, and as a director of the Company since March 2008. Dr. Eitan founded Saifun in 1996 and served as its Chief Executive Officer and Chairman of the Board of Directors from 1996 until the acquisition of Saifun by the Company in March 2008. In connection with the acquisition, the Company entered into a Noncompetition and Retention Agreement with Dr. Eitan pursuant to which he receives an annual gross salary equal to the Israeli shekel equivalent of $260,000 (as determined according to the representative rate of exchange published by the Bank of Israel). Dr. Eitan is also eligible for an annual performance bonus and one time retention bonus if he remains employed by the Company at the one year anniversary of the closing of the acquisition. The Noncompetition and Retention Agreement also contains a two-year non-competition provision and a two-year non-solicitation provision. Dr. Eitan did not receive any additional compensation in connection with his service as Interim President.

Appointment of President and Chief Executive Officer

On February 2, 2009, the Board appointed John Kispert, 45, as the Company’s President and Chief Executive Officer. In addition, the Board appointed Mr. Kispert to serve as a Class III member of the Board of Directors (as a Class A director). Mr. Kispert’s compensation arrangements are still in the process of being finalized. A copy of the press release naming Mr. Kispert as President and Chief Executive Officer and a member of the Board of Directors is attached hereto as Exhibit 99.2.

Mr. Kispert has over 15 years experience in the semiconductor industry, most recently at KLA-Tencor Corporation. After joining KLA-Tencor in 1995, Mr. Kispert held high-level management positions spanning every major organization within KLA-Tencor, including; manufacturing, sales, marketing, service, investor relations, legal, human resources, information technology and finance. Mr. Kispert served as KLA-Tencor’s President and Chief Operating Officer from January 2006 to January 2009 and also served as KLA-Tencor’s Chief Financial Officer from March 2008 to September 2008. Prior to that, from July 2000 to January 2006, Mr. Kispert served as KLA-Tencor’s Chief Financial Officer and Executive Vice President. Before joining KLA-Tencor, Mr. Kispert held a variety of management positions in marketing, finance and service at IBM. Mr. Kispert holds a master’s degree in business administration from the University of California, Los Angeles and a bachelor’s degree in political science from Grinnell College in Grinnell, Iowa.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated February 2, 2009

99.2	Press Release dated February 4, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANSION INC.

By:	/s/ Robert C. Melendres
	Name:	Robert C. Melendres
	Title:	Executive Vice President, Chief Legal Officer and Secretary

Date: February 5, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated February 2, 2009
99.2	Press Release dated February 4, 2009